EXHIBIT 99.1

Contact:	Investor Relations
W. Douglass Harris
William Lyon Homes
(949) 833-3600

WILLIAM LYON HOMES REPORTS FIRST QUARTER RESULTS;

NET INCOME UP 57%

NEWPORT BEACH, CA—May 8, 2003—William Lyon Homes (NYSE: WLS) today reported net income for the first quarter ended March 31, 2003, up 57% to $4,882,000, or $0.49 per diluted share, on operating revenue of $72,461,000, as compared with net income of $3,113,000, or $0.29 per diluted share, on operating revenue of $91,665,000 for the comparable period a year ago. Combined operating revenue from home sales including unconsolidated joint ventures was $139,784,000 for the quarter ended March 31, 2003, as compared with $140,107,000 for the comparable period a year ago.

The Company’s combined results including unconsolidated joint ventures were as follows: Net new home orders for the quarter ended March 31, 2003 were 757 homes, down 19% from 935 homes for the quarter ended March 31, 2002. The average number of sales locations during the quarter ended March 31, 2003 was 35, down 20% from 44 in the comparable quarter a year ago. The number of homes closed in the first quarter of 2003 was 315 homes, down 22% from 405 homes in the first quarter of 2002. At March 31, 2003, the backlog of homes sold but not closed totaled 1,069 homes, down slightly from 1,072 homes at March 31, 2002, and up 70% from 627 homes at December 31, 2002. The dollar amount of backlog of homes sold but not closed was $413,369,000, up 5% from $394,400,000 a year ago, and up 60% from $259,123,000 at December 31, 2002. Selected financial and operating information for the Company including unconsolidated joint ventures, is set forth in greater detail in a schedule attached to this release.

During the first quarter of 2003, the average sales price of the Company’s homes in California (including unconsolidated joint ventures) was $545,800, up 32% as compared to $414,800 for the comparable period a year ago. The higher average sales price was due primarily to price appreciation in certain projects and a change in product mix. The average sales prices in Arizona and Nevada were $229,500 and $276,500, respectively, during the first quarter of 2003 as compared to $188,900 and $254,300, respectively, for the comparable period a year ago, due primarily to a change in product mix.

The gross margin percentage on home sales for the Company’s wholly-owned projects for the quarter ended March 31, 2003 was 17.1%, up from 16.5% for the quarter ended December 31, 2002 and up from 14.5% for the quarter ended March 31, 2002. The gross margin percentage on home sales for the Company’s unconsolidated joint ventures for the quarter ended March 31, 2003 was 22.4%, up from 19.8% for the quarter ended December 31, 2002 and up from 14.0% for the quarter ended March 31, 2002.

General William Lyon, Chairman and Chief Executive Officer stated: “We are proud of the continued success we have experienced since combining two companies in November 1999. The first quarter of 2003 marked the twentieth consecutive quarter of positive earnings for the Company since April 1, 1998. Since that date our stockholders’ equity has grown by over $195 million.”

General Lyon further stated: “We continue to make significant strides in improving and simplifying our capital structure. In the first quarter of 2003, we successfully completed the public offering of $250 million of 10¾% 10-year senior notes. The issuance of the senior notes combined with increasing and extending our revolving credit facilities, has strengthened our capital capacity and enhanced our liquidity”

Wade H. Cable, President and Chief Operating Officer stated: “We were very pleased with our net new home order activity for the quarter. The 19% decline in period-over-period net new home orders was primarily the result of the 20% reduction in the period-over-period average number of sales locations. However, on an average sales location basis, the average number of new home orders increased to 21.6 for the three months ended March 31, 2003, as compared to 21.3 for the three months ended March 31, 2002. In addition, our company-wide cancellation rate declined for the quarter to 16% from 19% for the year ended December 31, 2002.”

Mr. Cable further stated: “The reduction in the average number of sales locations was caused primarily by accelerated sales and close-outs at certain projects and delays in land acquisition and development of certain projects in previous periods as a result of the tragic events of September 11, 2001 and the economic slow-down in the months thereafter.”

Mr. Cable further stated: “We believe we are well-positioned for future growth with 15,035 lots controlled by the Company and its joint ventures at March 31, 2003, of which approximately 44% were owned and 56% were controlled through options. We expect to open 40 new sales locations this year while closing out 22 sales locations, which would result in 54 active sales locations by December 31, 2003.”

Mr. Cable further stated: “I am particularly pleased with the results of our unconsolidated joint ventures. During the three months ended March 31, 2003, the Company’s equity in income of unconsolidated joint ventures was $7,471,000, up from $1,905,000 for the comparable period a year ago. This increase was driven primarily by an increase in units closed to 131 in the current period, up from 104 in the comparable period a year ago and by an increase in gross margins to 22.4% in the current period, up from 14.0% in the comparable period a year ago.”

The Company will hold a conference call on Friday, May 9, 2003 at 8:00 a.m. Pacific Time to discuss the first quarter 2003 earnings results. The dial-in number is (888) 214-7571. Participants may call in beginning at 7:45 a.m. Pacific Time. In addition, the call will be broadcast from William Lyon Homes’ website at www.lyonhomes.com in the “Investor Relations” section of the site. The call will be recorded and replayed beginning on May 9, 2003 at 10:00 a.m. Pacific Time through midnight on May 16, 2003. The dial-in number for the replay is (800) 633-8284 (enter reservation number 21142953). Replays of the call will also be available on the Company’s website approximately two hours after broadcast.

William Lyon Homes is one of the oldest and largest homebuilders in the Southwest with development communities in California, Arizona and Nevada and at March 31, 2003 had 36 sales locations. The Company’s corporate headquarters are located in Newport Beach, California.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, terrorism or hostilities involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Three Months Ended March 31,
	2003			2002
	Company Wholly-owned	Unconsolidated Joint Ventures	Combined Total	Company Wholly-owned	Unconsolidated Joint Ventures	Combined Total

Selected Financial Information (dollars in thousands)
Homes closed	184	131	315	301	104	405

Home sales revenue	$70,423	$69,361	$139,784	$90,149	$49,958	$140,107
Cost of sales	(58,396)	(53,793)	(112,189)	(77,094)	(42,976)	(120,070)

Gross margin	$12,027	$15,568	$27,595	$13,055	$6,982	$20,037

Gross margin percentage	17.1%	22.4%	19.7%	14.5%	14.0%	14.3%

Number of homes closed
California	73	131	204	153	104	257
Arizona	48	—	48	63	—	63
Nevada	63	—	63	85	—	85

Total	184	131	315	301	104	405

Average sales price
California	$575,100	$529,500	$545,800	$370,200	$480,400	$414,800
Arizona	229,500	—	229,500	188,900	—	188,900
Nevada	276,500	—	276,500	254,300	—	254,300

Total	$382,700	$529,500	$443,800	$299,500	$480,400	$345,900

Number of net new home orders
California	336	164	500	451	296	747
Arizona	98	—	98	85	—	85
Nevada	159	—	159	103	—	103

Total	593	164	757	639	296	935

Average number of sales locations during period
California	15	8	23	18	13	31
Arizona	6	—	6	8	—	8
Nevada	6	—	6	5	—	5

Total	27	8	35	31	13	44

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION (Continued)

(unaudited)

	Three Months Ended March 31,
	2003			2002
	Company Wholly-owned	Unconsolidated Joint Ventures	Combined Total	Company Wholly-owned	Unconsolidated Joint Ventures	Combined Total
Backlog of homes sold but not closed at end of period
California	463	228	691	497	289	786
Arizona	187	—	187	140	—	140
Nevada	191	—	191	146	—	146

Total	841	228	1,069	783	289	1,072

Dollar amount of homes sold but not closed at end of period (in thousands)
California	$208,775	$105,701	$314,476	$185,124	$135,787	$320,911
Arizona	38,238	—	38,238	30,700	—	30,700
Nevada	60,655	—	60,655	42,790	—	42,790

Total	$307,668	$105,701	$413,369	$258,614	$135,787	$394,401

Lots controlled at end of period
Owned lots
California	2,320	1,491	3,811	1,773	1,794	3,567
Arizona	1,007	—	1,007	903	—	903
Nevada	1,752	—	1,752	566	—	566

Total	5,079	1,491	6,570	3,242	1,794	5,036

Optioned lots (1)
California			3,651			1,516
Arizona			4,724			1,845
Nevada			90			884

Total			8,465			4,245

Total lots controlled
California			7,462			5,083
Arizona			5,731			2,748
Nevada			1,842			1,450

Total			15,035			9,281

(1)	Optioned lots may be purchased by the Company as wholly-owned projects or may be purchased by newly formed unconsolidated joint ventures.

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per common share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Operating revenue
Home sales	$70,423	$90,149
Management fees	2,038	1,516

	72,461	91,665

Operating costs
Cost of sales—homes	(58,396)	(77,094)
Cost of sales—lots, land and other	—	(191)
Sales and marketing	(4,076)	(4,698)
General and administrative	(9,839)	(7,953)

	(72,311)	(89,936)

Equity in income of unconsolidated joint ventures	7,471	1,905

Operating income	7,621	3,634
Other income, net	640	156

Income before income taxes	8,261	3,790
Provision for income taxes	(3,379)	(677)

Net income	$4,882	$3,113

Earnings per common share
Basic	$0.50	$0.30

Diluted	$0.49	$0.29

WILLIAM LYON HOMES

CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Cash and cash equivalents	$13,733	$16,694
Receivables	17,791	28,734
Real estate inventories	569,533	491,952
Investments in and advances to unconsolidated joint ventures	71,428	65,404
Property and equipment, less accumulated depreciation of $5,788 and $5,435 at March 31, 2003 and December 31, 2002, respectively	1,968	2,131
Deferred loan costs	8,460	1,341
Goodwill	5,896	5,896
Other assets	7,220	5,429

	$696,029	$617,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$34,735	$34,881
Accrued expenses	44,312	54,312
Notes payable	108,214	195,786
10¾% Senior Notes due April 1, 2013	246,241	—
12½% Senior Notes due July 1, 2003	—	70,279

	433,502	355,258

Minority interest in consolidated joint ventures	75,591	80,647

Stockholders’ equity
Common stock, par value $.01 per share; 30,000,000 shares authorized; 9,772,181 and 9,728,747 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	98	97
Additional paid-in capital	108,969	108,592
Retained earnings	77,869	72,987

	186,936	181,676

	$696,029	$617,581

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

UNCONSOLIDATED JOINT VENTURE INFORMATION

The Company and certain of its subsidiaries are general partners or members in joint ventures involved in the development and sale of residential projects. Such joint ventures in which the Company has a 50% or less voting or economic interest are not controlled by the Company and, accordingly, the financial statements of such joint ventures are not consolidated with the Company’s financial statements. The Company’s investments in unconsolidated joint ventures are accounted for using the equity method. Condensed combined statements of income for these joint ventures for the three months ended March 31, 2003 and 2002 are summarized as follows:

CONDENSED COMBINED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Operating revenue
Home sales	$69,361	$49,958
Land sale	—	17,079

	69,361	67,037
Operating costs
Cost of sales—homes	(53,793)	(42,976)
Cost of sales—land	—	(13,542)
Sales and marketing	(2,043)	(2,431)

Operating income	13,525	8,088
Other income (expense), net	209	(47)

Net income	$13,734	$8,041

Allocation to owners
William Lyon Homes	$7,471	$1,905
Others	6,263	6,136

	$13,734	$8,041

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

SELECTED FINANCIAL DATA (dollars in thousands except per share data):

	Three Months Ended March 31,		Last Twelve Months Ended March 31,
	2003	2002	2003	2002
Net income	$4,882	$3,113	$51,280	$44,710
Net cash used in operating activities	$(95,008)	$(49,839)	$(28,978)	$(9,481)
Interest incurred	$9,821	$5,626	$30,978	$22,194
EBITDA (1)	$9,207	$13,029	$90,296	$73,357
Ratio of EBITDA to interest incurred			2.91x	3.31x

Balance Sheet Data

	March 31,
	2003	2002
Stockholders’ equity per share	$19.13	$14.45

Stockholders’ equity	$186,936	$148,719
Total debt	354,455	274,683

Total book capitalization	$541,391	$423,402

Ratio of debt to total book capitalization	65.5%	64.9%
Ratio of debt to total book capitalization (net of cash)	64.6%	63.4%

Ratio of debt to EBITDA	3.93x	3.74x
Ratio of debt to EBITDA (net of cash)	3.77x	3.51x

(1)	EBITDA means net income plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) depreciation and amortization and (v) cash distributions of income from unconsolidated joint ventures less equity in income of unconsolidated joint ventures. Other companies may calculate EBITDA differently. EBITDA is not a financial measure prepared in accordance with generally accepted accounting principles. EBITDA is presented herein because it is a component of certain covenants in the Indenture governing the Company’s 10¾% Senior Notes (“Indenture”). In addition, management believes the presentation of EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because EBITDA is a widely utilized financial indicator of a company’s ability to service and/or incur debt. The calculations of EBITDA below are presented in accordance with the requirements of the Indenture. EBITDA should not be considered as an alternative for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income to EBITDA is provided as follows:

	Three Months Ended March 31,		Last Twelve Months Ended March 31,
	2003	2002	2003	2002
Net income	$4,882	$3,113	$51,280	$44,710
Provision for income taxes	3,379	677	20,972	5,812
Interest expense:
Interest incurred	9,821	5,626	30,978	22,194
Interest capitalized	(9,821)	(5,626)	(30,978)	(22,194)
Amortization of capitalized interest in costs of sales	3,594	4,425	27,278	21,506
Depreciation and amortization	353	304	1,404	2,203
Cash distributions of income from unconsolidated joint ventures	4,470	6,415	22,676	19,610
Equity in income of unconsolidated joint ventures	(7,471)	(1,905)	(33,314)	(20,484)

EBITDA	$9,207	$13,029	$90,296	$73,357

A reconciliation of net cash used in operating activities to EBITDA is provided as follows:

	Three Months Ended March 31,		Last Twelve Months Ended March 31,
	2003	2002	2003	2002
Net cash used in operating activities	$(95,008)	$(49,839)	$(28,978)	$(9,481)
Interest expense:
Interest incurred	9,821	5,626	30,978	22,194
Interest capitalized	(9,821)	(5,626)	(30,978)	(22,194)
Amortization of capitalized interest in costs of sales	3,594	4,425	27,278	21,506
Cash distributions of income from unconsolidated joint ventures	4,470	6,415	22,676	19,610
Net changes in operating assets and liabilities:
Receivables	(3,857)	(7,315)	7,225	(5,634)
Real estate inventories	77,573	53,499	47,200	43,112
Deferred loan costs	7,119	(148)	5,777	1,919
Other assets	1,791	(6,109)	10,581	(1,076)
Accounts payable	146	(6,987)	(1,334)	(880)
Accrued expenses	13,379	19,088	(129)	4,281

EBITDA	$9,207	$13,029	$90,296	$73,357